SERVICE AGREEMENT

This Contract for Services is made effective as of January 16, 2018 by and between Blue Car Enterprise Corp. and

Hemp Naturals, Inc. of 16950 North Bay Road Suite 1803 Sunny Isles Beach, FL.

1. DESCRIPTION OF SERVICES. Blue Car Enterprise Corp. will assist in materializing the business plan, the development and distribution of products for Hemp Naturals, Inc.

2. PAYMENT. Payment shall be made to Blue Car Enterprise Corp. as of November 16th 2017.

Hemp Naturals, Inc. agrees to pay Blue Car Enterprise Corp. as follows:

Twenty Nine Million shares of Hemp Naturals Inc.

Blue Car Enterprise Corp. shall pay all costs of collection, including without limitation, reasonable attorney fees. In addition to any other right or remedy provided by law, if Blue Car Enterprise Corp. fails to pay for the Services when due, Hemp Naturals, Inc. has the option to treat such failure to pay as a material breach of this Contract, and may cancel this Contract and/or seek legal remedies.

3. TERM. This Contract will remain in effect for a period of two years.

4. CONFIDENTIALITY. Blue Car Enterprise Corp. and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Blue Car Enterprise Corp., or divulge, disclose, or communicate in any manner, any information that is proprietary to Hemp Naturals, Inc.

Blue Car Enterprise Corp. and employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract. Any oral or written waiver by Blue Car Enterprise Corp. of these confidentiality obligations which allows Blue Car Enterprise Corp. to disclose Hemp Naturals, Inc. confidential information to a third party will be limited to a single occurrence tied to the specific information disclosed to the specific third party, and the confidentiality clause will continue to be in effect for all other occurrences.

a. The failure to make a required payment when due.

b. The insolvency or bankruptcy of either party.

c. The subjection of any of either party's property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d. The failure to make available or deliver the Services in the time and manner provided for in this Contract.

6. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have ten days from the effective date of such notice to cure the default(s). Unless waived in writing by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

7. FORCE MAJEURE. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

8. ARBITRATION. Any controversies or disputes arising out of or relating to this Contract shall be resolved by binding arbitration in accordance with the then- current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Contract. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served. The arbitrator(s) shall not have the authority to modify any provision of this Contract or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any New York court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Contract.

9. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

10. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

11. AMENDMENT. This Contract may be modified or amended in writing by mutual agreement between the parties, if the writing is signed by the party obligated under the amendment.

12. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of New York.

13. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

15. ATTORNEY'S FEES TO PREVAILING PARTY. In any action arising hereunder or any separate action pertaining to the validity of this Agreement, the prevailing party shall be awarded reasonable attorney's fees and costs, both in the trial court and on appeal.

16. CONSTRUCTION AND INTERPRETATION. The rule requiring construction or interpretation against the drafter is waived. The document shall be deemed as if it were drafted by both parties in a mutual effort.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

HEMP NATURALS, INC.

By: /s/ Levi Jacobson

Levi Jacobson, CEO

SERVICE PROVIDER:

Blue Car Enterprise, Inc

By: /s/ Levi Jacobson

Levi Jacobson, CEO